Exhibit No. 15

May 20, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington DC 20549

RE:	Regis Corporation Registration Statements on Form S-3 (File No. 333-100327, No. 333-51094, No. 333-28511, No. 333-78793, No. 333-49165, No. 333-89279, No. 333-90809, No. 333-31874, No. 333-57092, No. 333-72200, No. 333-87482, No. 333-102858 and No. 333-116170), and Form S-8 (File No. 33-44867, No. 33-89882 and No. 333-123737)

Commissioners:

We are aware that our report dated October 27, 2004, except for Note 2, as to which the date is May 17, 2005, on our review of the interim condensed consolidated financial information of Regis Corporation for the period ended September 30, 2004, and included in the Company’s quarterly report on Form 10-Q/A for the quarter then ended, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota